EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Rowan Companies, Inc. on Form S-3 of our report dated March 7, 2003 (which report expressed an unqualified opinion and included an explanatory paragraph referring to a change in accounting method for goodwill and other intangible assets), appearing in and incorporated by reference in the Annual Report on Form 10-K of Rowan Companies, Inc. for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Houston, Texas
November 18, 2003